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Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-116033 on Form S-2 of our report dated March 25, 2005 (September 27, 2005 as to the effects of the restatement discussed in Note 13 and the subsequent event as discussed in Note 15), relating to the financial statements of MicroIslet, Inc. appearing in the Annual Report on Form 10-KSB/A of MicroIslet, Inc. for the year ended December 31, 2004, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
October 25, 2005